TECHSITE STRATEGIES CORP.

c/o 201 – 1168 Hamilton Street

Vancouver, B.C.

V6B 2S2

(the “Company”)

News Release 2003 – 03

March 17, 2003

TSS-V

The Company wishes to announce that its private placement of up to 10,000,000Units in its capital, at $0.15 per Unit, which was initially disclosed to the public by way of news release dated February 19, 2003, has been increased to 10,666,666 Units.  As well, the exercise period attaching to the warrants has been increased to two years.  All other terms of the private placement remain unchanged.

The Company wishes to announce further that it has reserved the name “Sola Resource Corp.” with both the British Columbia Registrar of Companies and the TSX Venture Exchange.  The Company will seek regulatory approval to this change of name, as a component of its reactivation plan.

ON BEHALF OF THE BOARD OF

TECHSITE STRATEGIES CORP.

__________________________

Andrew Walker

Director

For further information please contact the Company at (604) 681 - 7017, or by fax at (604) 728 - 0972.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this news release.

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